Road from Laiyegou Coal Mine to Yulin marked in pink

Scale 1:1250000

1-1


37350
37400
37450
37500
37550
Baotou City
Hohhot City
No.110 National Road
No.210 National Road
Dongsheng
No.109 National Road
Xuejiawan Town
Wuhai city
Baofu Road
Laiyegou Coal Mine
Yulin City
45 00
44 50
44 00
43 50